EXHIBIT 99.1

FOR:	Consolidated Graphics, Inc.

CONTACT:	G. Christopher Colville
Executive Vice President/
Chief Financial Officer
Consolidated Graphics, Inc.
(713) 787-0977

Christine Mohrmann/Eric Boyriven
Financial Dynamics
(212) 850-5600

FOR IMMEDIATE RELEASE

CONSOLIDATED GRAPHICS CONCLUDES REVIEW OF STRATEGIC ALTERNATIVES

HOUSTON, TEXAS – May 12, 2006 - Consolidated Graphics, Inc. (NYSE: CGX) announced today that its Board of Directors had reached certain conclusions in connection with its previously announced evaluation of strategic alternatives to enhance shareholder value. In particular, the Board has concluded that continuation of its current strategic plan, supplemented by a share repurchase program, provides the best current opportunity to maximize shareholder value, reflecting the Company’s strong market position and future growth prospects. The Board reached this conclusion following an extensive process that included the Company’s management as well as its legal and financial advisors.

The Company’s current strategic plan is focused on achieving industry-leading sales and profit growth through ongoing investment in new technology and equipment and execution of a disciplined acquisition program. The Company’s share repurchase program authorized by the Board provides for the repurchase of its issued and outstanding common shares up to an aggregate amount of $68.3 million. This amount represents the current maximum permitted amount of stock repurchases that can be made pursuant to the terms of the Company’s primary bank credit facility. Such repurchases may be made from time to time in open-market purchases or in privately negotiated block purchase transactions. The amount and timing of any purchases will depend upon a number of factors, including the attractiveness of the price and availability of the Company’s shares and general market conditions.

Consolidated Graphics, Inc. is the nation’s leading commercial sheetfed, web and digital printing company with a coast-to-coast presence spanning 26 states. Consolidated Graphics produces high-quality customized printed materials for a broad customer base that includes many of the most recognized companies in the country.  Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions marketed through CGXSolutions. Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization.  For more information, visit the Company’s Web site at http://www.cgx.com.

 This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission. The forward-looking statements, assumptions and factors stated or referred to in this press release are based on information available to Consolidated Graphics today. Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions and other factors after the day of this release to reflect the occurrence of events or circumstances or changes in expectations.

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